INFORMATION
 101 South Hanley Road
 St. Louis, Missouri  63105
 314-863-1100

FOR
IMMEDIATE RELEASE


                FURNITURE BRANDS INTERNATIONAL REPORTS SALES AND
            EARNINGS FOR THE SECOND QUARTER AND FIRST HALF OF 2001;

           COMPANY REPAYS $88 MILLION OF LONG-TERM DEBT IN FIRST HALF


St. Louis, Missouri, July 25, 2001 -- Furniture Brands International (NYSE:FBN) announced today operating results for the second quarter and first half of 2001.

Net sales for the second quarter were $459.6 million, off 13.8% from a record second quarter in 2000. For the first half, net sales were $965.8 million versus $1,097.0 million for the same period a year ago, a decrease of 12.0%. The decrease in sales arose primarily from an overall softness in order trends, the impact of the continuation of retailer bankruptcy filings, and the company's ongoing program to focus sales efforts away from doubtful and unprofitable accounts. Sales decreases were realized at each of the three operating companies -- Broyhill, Lane and Thomasville.

Net earnings for the second quarter were $1.6 million or $0.03 per diluted common share. Asset impairment and other restructuring charges related to the realignment of selected domestic manufacturing operations and which were recorded during the quarter totaled $12.3 million (net of an income tax benefit of $6.6 million) or $0.24 per common share. Excluding these restructuring charges, the company's net earnings would have been $13.9 million or $0.27 per common share. Net earnings for the first half were $21.3 million or $0.42 per common share. Excluding all restructuring charges, net earnings for the first half would have been $34.3 million or $0.67 per common share.

Excluding noncash charges for depreciation and amortization related to a 1992 asset revaluation (most of which will no longer be required beginning next year due to a recent change in accounting rules) and the restructuring charges, the company would have reported diluted net earnings per common share of $0.32 for the second quarter and $0.77 for the first half.

"Through most of the second quarter we have seen a continuing weakness in order activity, particularly in our case goods business," stated W. G. (Mickey) Holliman, Chairman, President and Chief Executive Officer, "but with a modest improvement during June. Our operating margins were negatively impacted by the reduced sales volume and underutilized manufacturing capacity. As our company has increased its emphasis on imported products, we have announced significant reductions in our domestic capacity, which will reduce both our manufacturing square footage and our employee headcount by 15% by the end of this year. These cost reductions, combined with the higher margins on imported products, will improve our margin performance significantly going forward.

"The second quarter was once again a very strong cash flow period for us, enabling the repayment of $41 million of our long-term debt. Together with the $47 million repaid in the first quarter of this year, our long-term debt now stands at $374 million, and our debt-to-book capitalization ratio at approximately 37%. We expect this year's free cash generation to be in excess of $125 million, providing us with significant flexibility in considering further debt pay-down, stock repurchases, and/or strategic acquisitions."

Mr. Holliman continued, "We believe we have hit bottom in terms of incoming order activity, but we have not yet seen any evidence of sustained improvement in the business climate. We continue to expect a recovery toward the end of the year, but it clearly will not be soon enough or strong enough to offset the first half weakness. Excluding all restructuring charges, our current projection for earnings per share for the third quarter is in the $0.25 to $0.27 range. For the full year 2001 our projection is in the $1.35 to $1.45 range."

Mr. Holliman concluded, "We have taken bold steps during the first half of this year to address current business conditions, to position our company for the future, and to increase profitability going forward. With our continuing strong cash flow and expected margin improvement, we are in a position to take advantage of the unsettled environment in our industry and to emerge with increased market share and strong competitive advantage."

Furniture Brands International is an industry-leading branded consumer products company manufacturing home furnishings under three of the most recognizable brand names in the furniture industry -- Broyhill, Lane and Thomasville. The company's products cover a broad spectrum of style and price categories and are distributed through an extensive network of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include the company's expected sales, earnings per share, profit margins, and cash flow for the third quarter and full year 2001, the effects of certain manufacturing realignments and other business strategies, the prospects for the overall business environment, and other statements containing the words "expects," "anticipates," "estimates," "believes," and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company's success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company's public releases and SEC reports.

A conference call will be held to discuss the second quarter results at 7:30 A.M. (Central Time) on July 26, 2001. The call can be accessed at www.streetfusion.com, at www.streetevents.com, or on the company's website at www.furniturebrands.com.


                         FURNITURE BRANDS INTERNATIONAL
                         CONSOLIDATED OPERATING RESULTS
                     (Dollars in thousands except per share)
                                   (Unaudited)

                                                                       Three Months Ended                     Six Months Ended
                                                                            June 30,                              June 30,
                                                                    2001                2000              2001                2000
                                                                    ----                ----              ----                ----

Net sales...................................................     $459,648            $533,079            $965,830        $1,097,026
Costs and expenses:
  Cost of operations........................................      335,034             380,989             705,450           785,708
  Selling, general and administrative expenses..............       84,866              81,331             169,277           168,294
  Depreciation and amortization (A).........................       14,765              15,298              30,023            30,847
  Asset impairment charges..................................       18,000               -                  18,000               -
                                                                 --------           ---------           ---------         ---------
Earnings from operations....................................        6,983              55,461              43,080           112,177

Interest expense............................................        5,539               9,308              12,308            18,917
Other income, net...........................................          610                 959               1,419             1,694
                                                                 --------            --------           ---------         ---------
Earnings before income tax expense
   and extraordinary item...................................        2,054              47,112              32,191            94,954
Income tax expense..........................................          407              16,969              10,863            34,211
Net earnings before extraordinary item......................        1,647              30,143              21,328            60,743
Extraordinary item (B)......................................          -                (2,522)              -                (2,522)
                                                                 --------            --------           ---------          --------
Net earnings................................................     $  1,647            $ 27,621           $  21,328          $ 58,221
                                                                 ========            ========           =========          ========

Net earnings per common share (diluted):
    As reported -
      Before extraordinary item.............................        $0.03               $0.60               $0.42             $1.21
      Extraordinary item....................................            -               (0.05)                -               (0.05)
        Total...............................................        $0.03               $0.55               $0.42             $1.16
                                                                    =====               =====               =====             =====

    As adjusted - (C)
      Before extraordinary item.............................        $0.32               $0.65               $0.77             $1.31
      Extraordinary item....................................            -               (0.05)               -                (0.05)
                                                                    -----               -----                                 -----
        Total...............................................        $0.32               $0.60               $0.77             $1.26
                                                                    =====               =====               =====             =====

Average diluted common shares
  outstanding (in thousands)................................       51,214             50,461               51,149            50,406
                                                                   ======             ======               ======            ======

(A) Includes $3,014 and $3,374 for the three months ended June 30, 2001 and 2000, respectively, and $6,272 and $6,832 for the six months ended June 30, 2001 and 2000, respectively, related to the 1992 asset revaluation.

(B)  Early extinguishment of debt, net of tax benefit.

(C) Adjusted to remove the depreciation and amortization related to the 1992 asset revaluation as well as the asset impairment charges and employee severance and other closing costs related to the 2001 restructuring of selected domestic manufacturing operations, net of tax benefit.


                         FURNITURE BRANDS INTERNATIONAL

                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (Dollars in thousands)
                                   (Unaudited)




                                                                                        June 30,           December 31,
                                                                                            2001                   2000
                                                                                     -----------         --------------
Assets

Current assets:
  Cash and cash equivalents..........................................                 $    8,737           $     14,606
  Receivables, net...................................................                    320,450                351,804
  Inventories........................................................                    288,687                294,454
  Prepaid expenses and other current assets .........................                     30,970                 30,717
                                                                                      ----------           ------------
    Total current assets ............................................                    648,844                691,581
Net property, plant and equipment ...................................                    270,987                303,235
Intangible assets....................................................                    283,119                289,895
Other assets.........................................................                     24,498                 20,127
                                                                                      ----------           ------------
                                                                                      $1,227,448             $1,304,838
                                                                                      ==========           ============

Liabilities and Shareholders' Equity

Current liabilities:
  Accrued interest expense ..........................................                 $    3,773             $    7,646
  Accounts payable and other accrued expenses .......................                    127,559                135,472
                                                                                      ----------            -----------
    Total current liabilities........................................                    131,332                143,118
Long-term debt ......................................................                    374,000                462,000
Other long-term liabilities..........................................                    105,410                115,815

Shareholders' equity ................................................                    616,706                583,905
                                                                                      ----------             ----------
                                                                                      $1,227,448             $1,304,838
                                                                                      ==========             ==========